UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 27, 2005

Aphton Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19122	95-3640931
(Commission File Number)	(IRS Employer Identification No.)

8 Penn Center, Suite 2300, 1628 JFK Boulevard, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 218-4340

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 27, 2005, Aphton Corporation (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) informing the Company that it failed to regain compliance by December 20, 2005 with Marketplace Rule 4310(c)(4), which required the Company to evidence a minimum closing bid price of $1.00 per share for a minimum of 10 consecutive trading days.

As previously disclosed on December 5, 2005, the Company is not in compliance with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years and was therefore subject to delisting. The Company appealed Nasdaq’s prior decision to delist the Company’s common stock because of that deficiency to a Nasdaq Listing Qualifications Panel (the “Panel”), and a hearing was granted. At the hearing for the appeal, the Company presented its plan to regain compliance with Marketplace Rule 4310(c)(2)(B).

In the December 27, 2005 letter, Nasdaq informed the Company that, in addition to considering the Company’s plan to regain compliance with Marketplace Rule 4310(c)(2)(B), the Panel will consider the Company’s plan to remedy the Company’s failure to comply with Nasdaq’s minimum bid price requirement in rendering its decision with regard to the Company’s listing. At the hearing for the appeal, the Company advised the Panel that it intended to address the bid price deficiency through the adoption of a reverse stock split. The proxy statement requesting stockholder approval of the reverse stock split was mailed to stockholders on December 16, 2005 and the special meeting of stockholders is scheduled to be held on January 9, 2006.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release of Aphton Corporation, dated January 3, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APHTON CORPORATION

Date: January 3, 2006	By:	/s/ James F. Smith
	Name:	James F. Smith
	Title:	Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit Number	Description
99.1	Press Release of Aphton Corporation, dated January 3, 2006.